Exhibit 10.3

AMENDMENT TO

MERCHANT SERVICES AGREEMENT

THIS AMENDMENT dated as of June 8, 2009 (this “Amendment”), amends that certain Merchant Services Agreement (the “Original Agreement”) dated as of July 10, 2000, as previously amended (the Amendment and the Original Agreement as previously amended, collectively referred to as the “Amended Agreement”), by and among, CITIBANK (SOUTH DAKOTA), N.A., a national banking association as successor to HURLEY STATE BANK, ZALE DELAWARE, INC., a corporation organized and existing under the laws of the State of Delaware, and ZALE PUERTO RICO, INC., a corporation organized and existing under the laws of Puerto Rico (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, the Parties entered into the Original Agreement in order for Bank to provide certain credit services to customers of Zale;

WHEREAS, the Parties have determined that the Original Agreement should be amended as set forth in this Amendment;

WHEREAS, Bank has requested greater latitude in changing the Account Issuance Criteria and in exchange therefore Zale has requested a restructuring of the Minimum Volume Amount:

WHEREAS, the Bank has requested collateral for certain obligations of Zale in order to induce Bank not to give notice of termination of the Original Agreement before March 1, 2010; and

WHEREAS, each of the Parties believe it is in their best interest and desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section I                Defined Terms.

Unless otherwise defined herein, capitalized terms used herein shall have the meaning given to such terms in the Original Agreement.

Section II               Amendments to Original Agreement.

(1)           The definition of “Merchant Fee Differential” contained in Section 1.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Merchant Fee Differential” means, (i) with respect to a Decrease Period for which no payment of a Merchant Fee Differential has occurred, an amount equal to the product of (a) the Average Merchant Fee with respect to such Decrease Period and (b) the difference between the Minimum Volume Amount and Net Card Sales with respect to such Decrease Period; or (ii) with respect to a Decrease Period for which the payment of one or more Merchant Fee Differential amounts has already occurred, an amount equal to the product of (a) the Average Merchant Fee with respect to such Decrease Period and (b) the difference between the Net Card Sales for all of the months following the end of the last Decrease Period for which a Merchant Fee Differential was paid and the aggregate number for that same period of time as determined by reference to the monthly chart set forth immediately below.

Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
28,570	54,119	35,201	39,445	48,773	38,220	39,077	40,412	38,932	39,566	67,286	130,399

(All numbers in the chart are in thousands of dollars.)

(2)           The definition of “Minimum Volume Amount” contained in Section 1.1 of the Original Agreement is amended:

(a)           by deleting the reference therein to $750,000,000.00 and replacing it with $600,000,000.00; provided however, that Bank and Zale expressly agree that Net Card Sales for purposes of this definition shall not include any amount of credit sales for the Bailey, Banks & Biddle division that was sold by Zale to Finlay Fine Jewelry Corporation;

(b)           by deleting the reference therein to adjustment from time to time as provided in Section 3.2(c); and

(b)           by adding at the end thereof the following:

In the event that Bank provides Zale with a notice of Material Changes to the Bank’s Account Issuance Criteria as permitted by Section 3.2(a), beginning on the date that the changes are implemented the Minimum Volume Amount will be adjusted up or down, as the case may be, in an amount equal to the estimated impact on Net Card Sales as provided by Bank to Zale.  Upon receipt of the notice, Zale shall have the right to review and discuss with Bank the information detailing the estimated impact of the change on Net Card Sales.

(3)           Section 3.2(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Bank’s Account Issuance Criteria. Subject to the terms and conditions of this Agreement, Bank shall receive Applications for Accounts and approve or decline such Applications solely in accordance with Bank’s Account issuance criteria (“Bank’s Account Issuance Criteria”). Bank’s Account Issuance Criteria as of the date of this Agreement are attached hereto as Schedule 3.2(a) and are incorporated herein as fully as though set forth herein. Thereafter, Bank may make changes to Bank’s Account Issuance Criteria from time to time as Bank reasonably deems necessary, and such changes will not require the approval of the Client

Relationship Team or Zale, provided, however, that (i) Bank shall give Zale at least sixty (60) days’ notice of any such change which is a material change, which notice shall include a reasonable estimate of the impact of the change on approval rates, initial credit limits, Net Card Sales and the number of Credit Applicants, and (ii) Bank will not make any changes between November 15 of each year and January 15 of the following year. Bank shall decision each Application in accordance with the terms hereof and, if such Application is approved, promptly issue a Card to such Accountholder.

(4)           Section 3.2(c) of the Original Agreement is hereby deleted in its entirety and shall have no further legal force or effect.

(5)           Section 3.2 of the Original Agreement is amended by adding at the end thereof:

(l)            As soon after the end of each calendar quarter during the Term of the Agreement as practical, Bank shall provide to Zale a risk management report detailing the delinquency and charge-off levels consistent with the information that has been provided by Bank to Zale in Program Committee meetings prior to the effective date of the Amendment.

(6)           The Original Agreement is hereby amended by adding the following Section 3.23:

3.23        Zale Letters of Credit.

(a)           Zale hereby covenants and agrees that it shall obtain and maintain in full force and effect at all times during the time period commencing within ten days following the date of execution of this Amendment an irrevocable stand-by letter of credit in an amount equal to $5,000,000.00 subject to and in accordance with the terms and conditions set forth below and in a form acceptable to Bank consistent with the standard form utilized by Bank of America or another issuer acceptable to Bank (the “Permanent Letter of Credit”). Zale shall replenish the Permanent Letter of Credit within thirty (30) days to eliminate any deficit of $250,000.00 or more that is created as a result of a draw by Bank.

(b)           Zale hereby covenants and agrees that it shall obtain and maintain in full force and effect at all times during the time period commencing on November 15 of each year and continuing until February 14 of the following year (the “Security Period”) an additional irrevocable stand-by letter of credit in an amount equal to $10,000,000.00 subject to and in accordance with the terms and conditions set forth below and in a form acceptable to Bank consistent with the standard form utilized by Bank of America or another issuer acceptable to Bank (the “Seasonal Letter of Credit,” and together with the Permanent Letter of Credit, the “Letters of Credit”).

(c)           Zale acknowledges and agrees that Bank shall have the right in its sole and absolute discretion (without prior notice to or consent by Zale): (i) to make full or partial draws on the Letters of Credit at any time in an amount equal to any amounts to which Bank is entitled to receive from Zale and that have not been paid pursuant to the terms of the Agreement, including without limitation, Chargebacks, Returns, the non-delivery of merchandise, amounts owed under the terms of any recourse programs, and In-Store Payments;

(ii) to make full or partial draws on the Permanent Letter of Credit upon the receipt of notice of non-renewal of the Permanent Letter of Credit; (iii) to make full or partial draws on the Permanent Letter of Credit upon the failure of Zale to replenish the Permanent Letter of Credit as required by this Agreement to eliminate any deficit created as a result of a draw by Bank; or (iv) to make full or partial draws on the Permanent Letter of Credit upon the failure of Zale to deliver the Seasonal Letter of Credit prior to the beginning of any Security Period. Notwithstanding the foregoing, in the event Bank makes a partial draw on the Letters of Credit at any time in an amount less than two hundred fifty thousand dollars ($250,000.00), the draw shall be considered a final draw and Bank shall not have the right to make any further draws on the Letters of Credit. Zale shall take whatever action is required for the Letters of Credit to remain available for full or partial draws by Bank as set forth above during the Term of the Agreement, during any period following termination or expiration of the Agreement where the parties continue to comply with the terms and conditions of the Agreement pursuant to Section 5.5, and for a period of ninety (90) days following the final Card Sale under the terms of the Card Program. Under no circumstances shall Bank’s decision to draw down any amount under the Letters of Credit constitute a waiver of any of Bank’s other rights under the Agreement, including without limitation Bank’s right to terminate this Agreement in accordance with Section 5.4. The provisions of this Section will survive the termination of the Agreement.

(d)           The failure by Zale to obtain and maintain the Permanent Letter of Credit in full force and effect at all times and the Seasonal Letter of Credit at all times during the Security Period shall constitute a material breach of an obligation to pay an amount under the Agreement as set forth in Section 5.4(b)(iii) of the Agreement.

(7)           The Original Agreement is hereby amended by adding the following Section 3.24:

3.24        Warranty Reinsurance.

(i)            On or before June 30, 2009, Zale agrees to enter into an arrangement with a regulated insurance company to insure or reinsure all jewelry protection plan agreements entered into with respect to Authorized Goods and Services purchased on the Card during the Term of the Agreement, and Bank shall be named as the beneficiary of such arrangement (the “Warranty Reinsurance”). The identity of the provider, the amount of the Warranty Reinsurance coverage, and the terms of the Warranty Reinsurance arrangement shall be subject to the approval of Bank in its sole discretion, with such approval not to be unreasonably withheld. Zale shall provide to Bank all information and evidence of the Warranty Reinsurance arrangement as reasonably requested by Bank. The provision of this Section will survive termination of this Agreement.

(ii)           Bank may terminate the Agreement effective October 31, 2009, upon the provision of written notice to Zale, in the event Zale fails to deliver the Warranty Reinsurance in accordance with the terms set forth above. Following the delivery of the Warranty Reinsurance, the failure by Zale to maintain the Warranty Reinsurance in full force and effect at all times shall constitute a material breach of an obligation to pay an amount under the Agreement as set forth in Section 5.4(b)(iii) of the Agreement.

(8)           Section 5.4(b)(v) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(v)           by Bank upon not less than one hundred eighty (180) days prior written notice to Zale in the event the aggregate amount of Net Card Sales of Zale during any twelve (12) consecutive calendar month period (the “Decrease Period”) decrease below the Minimum Volume Amount; provided, however, that there is a Merchant Fee Differential for such Decrease Period in an amount greater than zero, Bank has first given Zale notice of its intent to terminate pursuant to this Section 5.4(b)(v), and Zale has not advised Bank by delivery of written notice to Bank within thirty (30) days of such notice that Zale will pay Bank the Merchant Fee Differential with respect to such Decrease Period. Notwithstanding anything to the contrary in the Agreement and for the avoidance of doubt, Bank shall have the right to terminate the Agreement in accordance with the terms and conditions of this Section 5.4(b)(v) at any time regardless of when or whether Bank has previously given notice hereunder, including without limitation, after either party has provided notice of termination pursuant to Section 5.4(a) of the Agreement;

(9)           Section 5.4(e) of the Original Agreement is hereby amended by deleting the reference therein to “Section 5.4(b)(i), (ii), (iii) or (v)” and replacing it with “Section 5.4(b)(i), (ii) or (iii).”

(10)         Sections V. and VI. of Exhibit C of the Original Agreement are hereby deleted in their entirety and will have no further legal force or effect.

Section III             Recourse Programs.

As of the date of this Amendment, Bank and Zale agree that the program terms for the Big Ticket Recourse Program and the 60/40 Program as set forth in that certain Letter Agreement dated effective October 26, 2006 between Bank and Zale (the “Recourse Letter Agreement”) are hereby amended to give Bank the right to determine the eligibility of Accounts for either program in its sole discretion. Further, the terms of the Letter Agreement are hereby amended to allow either party to terminate the Big Ticket Recourse Program or the 60/40 Program upon the provision of sixty (60) days prior written notice to the other party without the requirement of a wind down period; provided however, that Bank will not terminate the Big Ticket Recourse Program or the 60/40 Program between November 15 of each year and January 15 of the following year. Except as expressly modified herein, all terms and conditions of the Recourse Letter Agreement shall remain in full force and effect, including without limitation, the amount of the recourse liability and the recourse reserve requirements.

Section IV             Minimum Volume Amount.

Provided that Zale obtains and maintains the Letters of Credit and the Warranty Reinsurance in accordance with the terms and conditions of the Amended Agreement, Bank agrees not to give notice of termination pursuant to Section 5.4(b)(v) of the Amended Agreement prior to March 1, 2010.  In the event Zale fails to obtain and maintain the Letters of Credit and the Warranty Reinsurance in accordance with the terms and conditions of the Amended

Agreement, Bank shall have the right to exercise a right of termination pursuant to Section 5.4(b)(v) of the Amended Agreement at any time.

Section V              Miscellaneous.

The provisions set forth in Sections 5.15 to 5.25 of the Original Agreement are hereby incorporated by reference as if set forth herein.  Except as amended hereby and by prior amendments executed by the Parties, the Original Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized representatives as of the date first written above.

CITIBANK (SOUTH DAKOTA) N.A.

By:
Witness:	Name:
Name:	Its:

ZALE DELAWARE, INC.

By:
Witness:	Name:
Name:	Its:

ZALE PUERTO RICO, INC.

By:
Witness:	Name:
Name:	Its: